Exhibit 99.1

Hercules Capital Reports First Quarter 2021 Financial Results

Record Q1 Gross New Debt and Equity Commitments of $530.9 Million

Q1 2021 Net Asset Value “NAV” per Share Increased 0.9% to $11.36 from Q4 2020

Strong Available Liquidity of $550.0 Million

Record Undistributed Earnings Spillover of $109.1 Million, or $0.94(1) per Ending Shares Outstanding

Declared a $0.28 Supplemental Distribution for Fiscal 2021 Payable over Four Quarters beginning with Q1 2021

Q1 2021 Financial Achievements and Highlights

●	Net Investment Income “NII” of $34.6 million, or $0.30 per share
●	Total Investment Income of $68.8 million
●	Total gross new debt and equity commitments of $530.9 million
●	Net Hercules’ debt and equity commitments of $467.2 million(2)
●	Total gross fundings of $355.3 million
●	Net Hercules’ fundings of $307.1 million(2)
●	Unscheduled early principal repayments or “early loan repayments” of $191.5 million
●	$550.0 million of available liquidity, subject to existing terms and covenants
●	11.6% Return on Average Equity “ROAE” (NII/Average Equity)
●	5.6% Return on Average Assets “ROAA” (NII/Average Assets)
●	GAAP leverage of 94.6% and regulatory leverage of 89.2%(3)
●	Net Asset Value “NAV” increased to $11.36 from $11.26, up 0.9% from Q4 2020
●	13.2% GAAP Effective Yield and 11.6% Core Yield(4), a non-GAAP measure

Footnotes:

(1)	$0.95 per Weighted Average Shares Outstanding
(2)	Net Hercules’ commitments and fundings are net of what was assigned to the private funds during the quarter
(3)	Regulatory leverage represents debt-to-equity ratio, excluding the Company’s Small Business Administration “SBA” debentures
(4)	Core Yield excludes early loan repayments and one-time fees, and includes income and fees from expired commitments

PALO ALTO, Calif., April 29, 2021 - Hercules Capital, Inc. (NYSE: HTGC) (“Hercules” or the “Company”), the largest and leading specialty financing provider to innovative venture, growth and established stage companies backed by some of the leading and top-tier venture capital and select private equity firms, today announced its financial results for the first quarter ended March 31, 2021.

“We are off to a terrific start to 2021 with record levels of new commitments and fundings for the first quarter,” stated Scott Bluestein, chief executive officer and chief investment officer of Hercules.  “Notably, we closed nearly $531 million in new debt and equity commitments, while improving and maintaining strong credit quality with the highest internal credit rating on our debt investment portfolio in 10 years.”

Bluestein added, “In addition to our base shareholder distribution this quarter, we are establishing a supplemental distribution program for fiscal year 2021 of $0.28, which will be distributed equally over four quarters beginning with the first quarter distribution, which is payable in May 2021.  Our equity and warrant portfolio has continued to mirror the vibrancy in our venture ecosystem and gives us the confidence to provide the additional distributions to our shareholders.”

Bluestein concluded, “We are very pleased to have also raised and closed our first institutional private credit fund during the quarter.  Having the fund in place gives us the opportunity to expand and diversify our investment platform while enhancing our level of service and capabilities we can provide to our current and future venture and growth stage portfolio companies.”

Q1 2021 Review and Operating Results

Debt Investment Portfolio

Hercules delivered new debt and equity commitments totaling $530.9 million and fundings totaling $355.3 million.

During the first quarter, Hercules realized early loan repayments of $191.5 million, which along with normal scheduled amortization of $18.3 million, resulted in total debt repayments of $209.8 million.

The new debt investment origination and funding activities lead to a net debt investment portfolio increase of $82.5 million during the first quarter, on a cost basis.

The Company’s total investment portfolio, (at cost and fair value) by category, quarter-over-quarter is highlighted below:

Total Investment Portfolio:  Q1 2021 to Q4 2020

		Equity & Inv.		Total
(in millions)	Debt	Funds	Warrants	Portfolio
Balances at Cost at 12/31/20	$2,099.5	$190.2	$25.7	$2,315.4
New fundings(a)	348.7	6.1	1.1	355.9
Fundings assigned to External Funds	(47.4)	(0.8)	(0.2)	(48.4)
Principal payments received on investments	(18.3)	—	—	(18.3)
Early payoffs(b)	(191.5)	—	—	(191.5)
Net changes attributed to conversions, liquidations, and fees	(9.0)	1.0	(1.3)	(9.3)
Net activity during Q1 2021	82.5	6.3	(0.4)	88.4
Balances at Cost at 3/31/21	$2,182.0	$196.5	$25.3	$2,403.8

Balances at Value at 12/31/20	$2,094.5	$225.0	$34.6	$2,354.1
Net activity during Q1 2021	82.5	6.3	(0.4)	88.4
Net change in unrealized appreciation (depreciation)	8.1	6.0	7.8	21.9
Total net activity during Q1 2021	90.6	12.3	7.4	110.3
Balances at Value at 3/31/21	$2,185.1	$237.3	$42.0	$2,464.4

(a) New funding amount includes $1.7 million associated with revolver loans during Q1 2021.
(b) Early payoffs includes $1.2 million of paydowns on revolvers during Q1 2021.

Debt Investment Portfolio Balances by Quarter

(in millions)	Q1 2021	Q4 2020	Q3 2020	Q2 2020	Q1 2020

Ending Balance at Cost	$2,182.0	$2,099.5	$2,283.7	$2,278.9	$2,242.9

Weighted Average Balance	$2,119.0	$2,246.0	$2,217.0	$2,248.0	$2,178.0

Debt Investment Portfolio Composition by Quarter

(% of debt investment portfolio)	Q1 2021	Q4 2020	Q3 2020	Q2 2020	Q1 2020

First Lien Senior Secured	82.7%	84.2%	85.5%	83.5%	83.0%

Floating Rate w/Floors	96.8%	96.9%	97.9%	97.9%	97.8%

Effective Portfolio Yield and Core Portfolio Yield (“Core Yield”)

The effective yield on Hercules’ debt investment portfolio was 13.2% during Q1 2021, as compared to 13.3% for Q4 2020. The Company realized $191.5 million of early loan repayments in Q1 2021 compared to $282.3 million in Q4 2020, or a decrease of 32.2%.  Effective yields generally include the effects of fees and income accelerations attributed to early loan repayments, and other one-time events.  Effective yields are materially impacted by the elevated or reduced levels of early loan repayments and derived by dividing total investment income by the weighted average earning investment portfolio assets outstanding during the quarter, which excludes non-interest earning assets such as warrants and equity investments.

Core yield, a non-GAAP measure, was 11.6% during Q1 2021, within the Company’s expected range of 11.0% to 12.0%, and decreased slightly compared to 11.8% in Q4 2020. Hercules defines core yield as yields that generally exclude any benefit from income related to early repayments attributed to the acceleration of unamortized income and prepayment fees and includes income from expired commitments.

Income Statement

Total investment income decreased to $68.8 million for Q1 2021, compared to $73.6 million in Q1 2020. The decrease is primarily attributable to a lower weighted average debt investment balance and a decrease in total fee income between periods.

Non-interest and fee expenses were $17.6 million in Q1 2021 versus $16.7 million for Q1 2020. The increase was due to higher employee compensation and tax expenses, offset by lower general and administrative expenses.

Interest expense and fees were $17.6 million in Q1 2021, compared to $16.3 million in Q1 2020.  The increase was due to higher weighted-average borrowings between periods.

The Company had a weighted average cost of borrowings comprised of interest and fees, of 5.5% in Q1 2021, as compared to 5.2% for Q1 2020.

NII – Net Investment Income

NII for Q1 2021 was $34.6 million, or $0.30 per share, based on 114.3 million basic weighted average shares outstanding, compared to $40.6 million, or $0.37 per share, based on 109.0 million basic weighted average shares outstanding in Q1 2020. The decrease is primarily attributable to a lower weighted average debt investment balance, the impact of the federal funds target rate cut in March 2020, a decrease in total fee income between periods and an increase in total net operating expenses between periods.

Continued Credit Discipline and Strong Credit Performance

Hercules’ net cumulative realized gain/(loss) position, since its first origination activities in October 2004 through March 31, 2021, (including net loan, warrant and equity activity) on investments, totaled ($71.9) million, on a GAAP basis, spanning over 16 years of investment activities.

When compared to total new debt investment commitments during the same period of over $11.6 billion, the total realized gain/(loss) since inception of ($71.9) million represents approximately 62 basis points “bps,” or 0.62%, of cumulative debt commitments, or an effective annualized loss rate of 3.8 bps, or 0.04%.

Realized Gains/(Losses)

During Q1 2021, Hercules had net realized gains of $7.8 million primarily from gross realized gains of $9.5 million due to the sale of equity and warrant investments.  These gross realized gains were offset by gross realized losses due to the write-off or termination of equity, warrant and loan investments of ($1.7) million.

Unrealized Appreciation/(Depreciation)

During Q1 2021, Hercules recorded $21.9 million of net unrealized appreciation, all of which was net unrealized appreciation from our debt, equity and warrant investments.

Portfolio Asset Quality

As of March 31, 2021, the weighted average grade of the debt investment portfolio, at fair value, improved to 2.01, compared to 2.16 as of December 31, 2020, based on a scale of 1 to 5, with 1 being the highest quality.  Hercules’ policy is to generally adjust the credit grading down on its portfolio companies as they approach their expected need for additional growth equity capital to fund their respective operations for the next 9-14 months. Various companies in the Company’s portfolio will require additional rounds of funding from time to time to maintain their operations.

Additionally, Hercules may selectively downgrade portfolio companies, from time to time, if they are not meeting the Company’s financing criteria, or underperforming relative to their respective business plans.

As of March 31, 2021, grading of the debt investment portfolio at fair value, excluding warrants and equity investments, was as follows:

Credit Grading at Fair Value, Q1 2021 - Q1 2020 ($ in millions)

	Q1	2021	Q4	2020	Q3	2020	Q2	2020	Q1	2020
Grade 1 - High	$497.5	22.8%	$411.0	19.6%	$406.5	17.9%	$443.6	20.1%	$390.4	17.7%
Grade 2	$1,240.7	56.8%	$1,027.9	49.1%	$1,053.1	46.5%	$877.9	39.6%	$818.1	37.3%
Grade 3	$426.2	19.5%	$621.3	29.7%	$772.3	34.1%	$849.7	38.3%	$917.2	41.8%
Grade 4	$20.4	0.9%	$25.3	1.2%	$26.7	1.2%	$25.0	1.1%	$54.3	2.5%
Grade 5 - Low	$0.2	0.0%	$8.9	0.4%	$5.9	0.3%	$20.1	0.9%	$15.5	0.7%

Weighted Avg.	2.01		2.16		2.22		2.30		2.34

Non-Accruals

Non-accruals decreased as a percentage of the overall investment portfolio in the first quarter of 2021.  As of March 31, 2021, the Company had four (4) debt investments on non-accrual with an investment cost and fair value of approximately $24.1 million and $8.0 million, respectively, or 1.0% and 0.3% as a percentage of the Company’s total investment portfolio at cost and value, respectively.

Compared to December 31, 2020, the Company had seven (7) debt investments on non-accrual with an investment cost and fair value of approximately $31.0 million and $11.9 million, respectively, or 1.3% and 0.5% as a percentage of the total investment portfolio at cost and value, respectively.

	Q1 2021	Q4 2020	Q3 2020	Q2 2020	Q1 2020

Total Investments at Cost	$2,403.8	$2,315.4	$2,505.8	$2,501.4	$2,466.3

Loans on non-accrual as a % of Total Investments at Value	0.3%	0.5%	0.3%	0.5%	0.0%

Loans on non-accrual as a % of Total Investments at Cost	1.0%	1.3%	0.9%	2.4%	0.8%

Liquidity and Capital Resources

In November 2020, the Company announced a private offering totaling $100.0 million in aggregate principal amount of $50.0 million 4.50% Notes due March 2026 (the “March 2026 A Notes”) and $50.0 million 4.55% Notes due March 2026 (the “March 2026 B Notes”).  The issuance of $50.0 million of the March 2026 A Notes occurred on November 4, 2020 and the issuance of $50.0 million of the March 2026 B Notes occurred on March 4, 2021.

The Company ended Q1 2021 with $550.0 million in available liquidity, including $75.0 million in unrestricted cash and cash equivalents, and $475.0 million in available credit facilities, subject to existing terms and advance rates and regulatory and covenant requirements.

Bank Facilities

As of March 31, 2021, there were no outstanding borrowings under the Hercules’ $400.0 million committed credit facility with Union Bank as Agent and no outstanding borrowings under the Hercules’ $75.0 million committed credit facility with Wells Fargo Capital Finance.

Leverage

As of March 31, 2021, Hercules’ GAAP leverage ratio, including its Small Business Administration “SBA” debentures, was 94.6%. Hercules’ regulatory leverage, or debt-to-equity ratio, excluding its SBA debentures, was 89.2% and net regulatory leverage, a non-GAAP measure (excluding cash of approximately $75.0 million), was 83.5%.  Hercules’ net leverage ratio, including its SBA debentures, was 88.9%.

Available Unfunded Commitments – Representing 10.0% of Total Assets

The Company’s unfunded commitments and contingencies consist primarily of unused commitments to extend credit in the form of loans to select portfolio companies. A portion of these unfunded contractual commitments are dependent upon the portfolio company reaching certain milestones in order to gain access to additional funding. Furthermore, the Company’s credit agreements contain customary lending provisions that allow us relief from funding obligations for previously made commitments. In addition, since a portion of these commitments may also expire without being drawn, unfunded contractual commitments do not necessarily represent future cash requirements.

As of March 31, 2021, the Company had $257.9 million of available unfunded commitments at the request of the portfolio company and unencumbered by any milestones, including undrawn revolving facilities, representing 10.0% of Hercules’ total assets.  This increased from the previous quarter of $179.8 million of available unfunded commitments or 6.9% of Hercules’ total assets.

Existing Pipeline and Signed Term Sheets

After closing $530.9 million in new debt and equity commitments in Q1 2021, Hercules has pending commitments of $152.9 million in signed non-binding term sheets outstanding as of April 27, 2021.  Since the close of Q1 2021 and as of April 27, 2021, Hercules has closed new debt and equity commitments of $135.0 million and funded $25.0 million.

Signed non-binding term sheets are subject to satisfactory completion of Hercules’ due diligence and final investment committee approval process as well as negotiations of definitive documentation with the prospective portfolio companies. These non-binding term sheets generally convert to contractual commitments in approximately 90 days from signing.  It is important to note that not all signed non-binding term sheets are expected to close and do not necessarily represent future cash requirements or investments.

Net Asset Value

As of March 31, 2021, the Company’s net assets were $1.32 billion, compared to $1.29 billion at the end of Q4 2020.  NAV per share increased 0.9% to $11.36 on 115.8 million outstanding shares of common stock as of March 31, 2021, compared to $11.26 on 114.7 million outstanding shares of common stock as of December 31, 2020.  The increase in NAV per share was primarily attributed to the net change in unrealized appreciation and a decrease in liabilities between periods.

Interest Rate Sensitivity

Hercules has an asset sensitive debt investment portfolio with 96.8% of its debt investment portfolio being priced at floating interest rates as of March 31, 2021, with a Prime or LIBOR-based interest rate floor, combined with 100% of its outstanding debt borrowings bearing fixed interest rates, leading to higher net investment income sensitivity.

Based on Hercules’ Consolidated Statement of Assets and Liabilities as of March 31, 2021, the following table shows the approximate annualized increase/(decrease) in components of net income resulting from operations of hypothetical base rate changes in interest rates, such as Prime Rate, assuming no changes in Hercules’ debt investments and borrowings. These estimates are subject to change due to the impact from active participation in the Company’s equity ATM program and any future equity offerings.

(in thousands)	Interest	Interest	Net	EPS(2)
Basis Point Change	Income(1)	Expense	Income
(75)	$(8)	$(28)	$20	$-
(50)	$(8)	$(25)	$17	$-
(25)	$(8)	$(18)	$10	$-
25	$2,941	$18	$2,923	$0.03
50	$5,883	$35	$5,848	$0.05
75	$8,824	$53	$8,771	$0.08
100	$11,884	$70	$11,814	$0.10
200	$25,719	$140	$25,579	$0.22

(1)	Source: Hercules Capital Form 10-Q for Q1 2021
(2)

 EPS calculated on basic weighted shares outstanding of 114,304. Estimates are subject to change due to impact from active participation in the Company's equity ATM program and any future equity offerings.

Existing Equity and Warrant Portfolio

Equity Portfolio

Hercules held equity positions in 66 portfolio companies with a fair value of $236.2 million and a cost basis of $195.3 million as of March 31, 2021.  On a fair value basis, 59.9% or $141.4 million is related to existing public equity positions.

Warrant Portfolio

Hercules held warrant positions in 96 portfolio companies with a fair value of $42.0 million and a cost basis of $25.3 million as of March 31, 2021.  On a fair value basis, 30.0% or $12.6 million is related to existing public warrant positions.

Portfolio Company IPO and M&A Activity in Q1 2021 and YTD 2021

IPO Activity

As of April 26, 2021, Hercules held debt, warrant or equity positions in two (2) portfolio companies that have registered for their IPOs and five (5) companies that have entered into definitive agreements to go public via a special purpose acquisition company “SPAC,” including:

●

In March 2021, Hercules’ portfolio company Sprinklr, Inc., a developer of a social media management platform designed to provide digital transformation for enterprise businesses, announced it has confidentially filed with the U.S. Securities and Exchange Commission for an initial public offering. Hercules initially committed $3.7 million in venture debt financing beginning in March 2017 and currently holds 700,000 shares of common stock as of March 31, 2021.

●

In April 2021, Hercules’ portfolio company Privia Health Group, Inc., a technology-driven, national physician enablement company that collaborates with medical groups, health plans and health systems, announced it has filed a registration statement on Form S-1 with the U.S. Securities and Exchange Commission for an initial public offering. Privia intends to list its common stock on the Nasdaq Global Select Market under the stock symbol “PRVA.” Hercules initially committed $35.0 million in venture debt financing beginning in August 2016.

●

In January 2021, Hercules’ portfolio company Achronix Semiconductor Corp., a semiconductor developer of FPGA and eFPGA devices, announced it has entered into a definitive agreement for a reverse merger initial public offering with ACE Convergence Acquisition Corp. (NASDAQ: ACEV), a special purpose acquisition company. Upon completion of the merger, Achronix will be listed on the Nasdaq Global Market under the ticker symbol “ACHX.” Hercules initially committed $38.0 million in venture debt financing beginning in June 2011 and currently holds warrants for 360,000 shares of Preferred Series C stock and 750,000 shares of Preferred Series D-2 stock as of March 31, 2021.

●

In February 2021, Hercules’ portfolio company Wheels Up Partners LLC, a provider of subscription club memberships for private-jet flyers, announced it has entered into a definitive agreement for a reverse merger initial public offering with Aspirational Consumer Lifestyle Corp. (NYSE: ASPL), a special purpose acquisition company. Upon completion of the merger, the Wheels Up will be listed on the New York Stock Exchange under the ticker symbol “UP.” Hercules initially committed $23.0 million in venture debt financing beginning in December 2017.

●

In January 2021, Hercules’ portfolio company Proterra, a leading commercial electric vehicle technology and manufacturing company, announced it has entered into a definitive agreement for a reverse merger initial public offering with ArcLight Clean Transition Corp. (NASDAQ: ACTC), a special purpose acquisition company. Upon completion of the merger, the Proterra will be listed on the Nasdaq Global Market under the ticker symbol “PTRA.” Hercules initially committed $30.0 million in venture debt financing beginning in May 2015 and currently holds warrants for 36,360 shares of common stock and 477,517 shares of Preferred Series 4 stock and 99,280 shares of Preferred Series 5 stock as of March 31, 2021.

●

In February 2021, Nerdy, the parent company of Hercules’ portfolio company Varsity Tutors, a technology developer of an online tutoring platform, announced it has entered into a definitive agreement for a reverse merger initial public offering with TPG Pace Tech Opportunities (NYSE: PACE), a special purpose acquisition company. Upon completion of the merger, Nerdy will be listed on the New York Stock Exchange under the ticker symbol “NRDY.” Hercules initially committed $50.0 million in venture debt financing beginning in August 2019.

●

In February 2021, Hercules’ portfolio company 23andMe Inc., a provider of consumer DNA-testing products, announced it has entered into a definitive agreement for a reverse merger initial public offering with VG Acquisition Corp. (NYSE: VGAC.U), a special purpose acquisition company. Upon completion of the merger, 23andMe will be listed on the New York Stock Exchange under the ticker symbol “ME.” Hercules currently holds 360,000 shares of common stock as of March 31, 2021.

There can be no assurances that companies that have yet to complete their IPOs will do so.

M&A Activity

●

In February 2021, former Hercules’ portfolio company The Wing, a female focused co-working startup, received a majority stake interest from IWG Plc., a flexible office space pioneer which operates under the Regus brand. Terms of the investment were not disclosed. Hercules initially committed $30.0 million in venture debt financing beginning in July 2019.

●

In March 2021, former Hercules’ portfolio company Convercent, a developer of a cloud-based ethics and compliance software platform, announced that they entered into a definitive acquisition agreement with OneTrust, a data privacy, governance and compliance company. Hercules initially committed $17.5 million in venture debt financing beginning in December 2018.

●

In April 2021, Hercules’ portfolio company Velocity Clinical Research, a leading integrated site organization for clinical trials helping companies find the right patients for their studies, announced that they entered into an agreement to be acquired by Global Healthcare Opportunities, or GHO Capital, an European healthcare specialist investor. Hercules initially committed $11.2 million in venture debt financing beginning in November 2019.

●

In April 2021, Hercules’ portfolio company Ology Bioservices, Inc., a company that specializes in biologic drug substance manufacturing from early stage through commercial products, announced that they were acquired by Resilience (National Resilience, Inc.) an advanced biopharmaceutical manufacturing and technology company. Terms of the acquisition were not disclosed. Hercules initially committed $30.0 million in venture debt financing beginning in May 2014 and currently holds warrants for 171,389 shares of common stock as of March 31, 2021.

Subsequent Events

1.	As of April 27, 2021, Hercules has:

a.	Funded $25.0 million to new and existing commitments since the close of the first quarter 2021.

b.	Pending commitments (signed non-binding term sheets) of $152.9 million.

The table below summarizes the Company’s year-to-date closed and pending commitments as follows:

Closed Commitments and Pending Commitments (in millions)
Q1 2021 Closed Commitments(a)	$530.9
Q2 2021 Closed Commitments (as of April 27, 2021)(b)	$135.0
Year-to-Date Closed Commitments
Q2 2021 Pending Commitments (as of April 27, 2021)(b)	$152.9
Year-to-Date 2021 Closed and Pending Commitments	$818.8

Notes:

a.

Closed Commitments may include renewals of existing credit facilities and equity commitments. Not all Closed Commitments result in future cash requirements. Commitments generally fund over the two succeeding quarters from close.

b.	Not all pending commitments (signed non-binding term sheets) are expected to close and do not necessarily represent any future cash requirements.

Conference Call

Hercules has scheduled its first quarter 2021 financial results conference call for April 29, 2021 at 2:00 p.m. PT (5:00 p.m. ET). To listen to the call, please dial (877) 304-8957 (or (408) 427-3709 internationally) and reference Conference ID: 9664357 if asked, approximately 10 minutes prior to the start of the call. A taped replay will be made available approximately three hours after the conclusion of the call and will remain available for seven days. To access the replay, please dial (855) 859-2056 or (404) 537-3406 and enter the passcode 9664357.

About Hercules Capital, Inc.

Hercules Capital, Inc. (NYSE: HTGC) is the leading and largest specialty finance company focused on providing senior secured venture growth loans to high-growth, innovative venture capital-backed companies in a broad variety of technology, life sciences and sustainable and renewable technology industries. Since inception (December 2003), Hercules has committed more than $11.6 billion to over 530 companies and is the lender of choice for entrepreneurs and venture capital firms seeking growth capital financing. Companies interested in learning more about financing opportunities should contact info@htgc.com, or call 650.289.3060.

Hercules’ common stock trades on the New York Stock Exchange (NYSE) under ticker symbol HTGC.  In addition, Hercules has two retail bond issuances of 5.25% Notes due 2025 (NYSE: HCXZ) and 6.25% Notes due 2033 (NYSE: HCXY).

Category: Earnings

Forward-Looking Statements

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. You should understand that under Section 27A(b)(2)(B) of the Securities Act of 1933, as amended, and Section 21E(b)(2)(B) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 do not apply to forward-looking statements made in periodic reports we file under the Exchange Act.

The information disclosed in this press release is made as of the date hereof and reflects Hercules’ most current assessment of its historical financial performance. Actual financial results filed with the SEC may differ from those contained herein due to timing delays between the date of this release and confirmation of final audit results. These forward-looking statements are not guarantees of future performance and are subject to uncertainties and other factors that could cause actual results to differ materially from those expressed in the forward-looking statements including, without limitation, the risks, uncertainties, including the uncertainties surrounding the current market volatility, and other factors the Company identifies from time to time in its filings with the SEC.  Although Hercules believes that the assumptions on which these forward-looking    statements are based are reasonable, any of those assumptions could prove to be inaccurate and, as a result, the forward-looking statements based on those assumptions also could be incorrect.  You should not place undue reliance on these forward-looking statements. The forward-looking statements contained in this release are made as of the date hereof, and Hercules assumes no obligation to update the forward-looking statements for subsequent events.

Contact:

Michael Hara

Investor Relations and Corporate Communications

Hercules Capital, Inc.

650-433-5578

mhara@htgc.com

HERCULES CAPITAL, INC.
CONSOLIDATED STATEMENTS OF ASSETS AND LIABILITIES
(dollars in thousands, except per share data)

	March 31, 2021	December 31, 2020
Assets
Investments:
Non-control/Non-affiliate investments (cost of $2,253,503 and $2,175,651, respectively)	$2,385,998	$2,288,338
Control investments (cost of $74,849 and $65,257, respectively)	68,693	57,400
Affiliate investments (cost of $75,450 and $74,450, respectively)	9,664	8,340
Total investments in securities, at value (cost of $2,403,802 and $2,315,358, respectively)	2,464,355	2,354,078
Cash and cash equivalents	74,987	198,282
Restricted cash	11,829	39,340
Interest receivable	20,597	19,077
Right of use asset	8,666	9,278
Other assets	3,417	3,942
Total assets	$2,583,851	$2,632,997

Liabilities
Debt (net of debt issuance costs)(1)	$1,231,298	$1,286,638
Accounts payable and accrued liabilities	28,300	36,343
Operating lease liability	8,859	9,312
Total liabilities	$1,268,457	$1,332,293

Net assets consist of:
Common stock, par value	116	115
Capital in excess of par value	1,160,519	1,158,198
Total distributable earnings (loss)	154,759	133,391
Total net assets	$1,315,394	$1,291,704
Total liabilities and net assets	$2,583,851	$2,623,997

Shares of common stock outstanding ($0.001 par value, 200,000,000 authorized)	115,768	114,726
Net asset value per share	$11.36	$11.26

(1) The Company’s SBA Debentures, February 2025 Notes, June 2025 Notes, 2033 Notes, April 2025 Notes, 2022 Notes, 2027 Asset-Backed Notes, 2028 Asset-Backed Notes, 2022 Convertible Notes, July 2024 Notes, and March 2026 A and B Notes, as each term is defined herein, are presented net of the associated debt issuance costs for each instrument.

HERCULES CAPITAL, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	Three Months Ended March 31,
	2021	2020
Investment income:
Interest and dividend income
Non-control/Non-affiliate investments	$62,982	$65,338
Control investments	799	646
Affiliate investments	1	220
Total interest income	63,782	66,204
Fee income
Commitment, facility and loan fee income
Non-control/Non-affiliate investments	3,403	4,196
Control investments	8	5
Total commitment, facility and loan fee income	3,411	4,201
One-time fee income
Non-control/Non-affiliate investments	1,566	3,214
Total one-time fee income	1,566	3,214
Total fee income	4,977	7,415
Total investment income	68,759	73,619
Operating expenses:
Interest	14,750	14,532
Loan fees	2,800	1,794
General and administrative
Legal expenses	428	899
Tax expenses	1,438	1,135
Other expenses	3,168	4,025
Total general and administrative	5,034	6,059
Employee compensation
Compensation and benefits	9,804	8,214
Stock-based compensation	2,744	2,440
Total employee compensation	12,548	10,654
Total gross operating expenses	35,132	33,039
Expenses allocated to the Adviser Subsidiary	(933)	—
Total net operating expenses	34,199	33,039
Net investment income	34,560	40,580
Net realized and change in unrealized appreciation (depreciation) on investments:
Net realized gain (loss) on investments
Non-control/Non-affiliate investments	7,770	6,967
Total net realized gain (loss) on investments	7,770	6,967
Net change in unrealized appreciation (depreciation) on investments
Non-control/Non-affiliate investments	18,022	(58,430)
Control investments	1,702	(7,851)
Affiliate investments	2,109	(9,989)
Total net unrealized gain (loss) on investments	21,833	(76,270)
Total net realized and change in unrealized appreciation (depreciation) on investments:	29,603	(69,303)
Net increase (decrease) in net assets resulting from operations	$64,163	$(28,723)

Net investment income before investment gains and losses per common share:
Basic	$0.30	$0.37
Change in net assets resulting from operations per common share:
Basic	$0.56	$(0.27)
Diluted	$0.55	$(0.27)
Weighted average shares outstanding:
Basic	114,304	108,955
Diluted	114,803	108,955
Distributions paid per common share:
Basic	$0.37	$0.40